EXHIBIT  99



              NORAM ENERGY ANNOUNCES NEW BOARD MEMBERS


        Houston, TX --- January 27,  1995 --- NorAm Energy  Corp.

   announced the addition of Mickey P. Foret, Joseph M. Grant and

   W. Jeffrey Hart to its Board of Directors effective February 1.



        Foret is  Executive Vice  President and  Chief  Financial

   Officer  of  Northwest  Airlines  in  Minneapolis,  Minnesota.

   Prior to joining Northwest Airlines, he was President  of KLC,

   Inc.  Foret's  career includes seventeen years of service with

   Continental Airlines  Holding,  Inc. in  executive  management positions.  He received a BS in Business Administration and an

   MBA from Louisiana State University.



        Grant  is  Senior  Vice  President  and  Chief  Financial

   Officer of Electronic Data  Systems (EDS) Corporation, an $8.5

   billion  division  of General  Motors  Corporation, in  Plano,

   Texas.   He  has served  EDS for  five years.   Grant's career

   includes  twenty-six years  in the  banking  industry, fifteen

   years   of  which   were   with   Texas  American   Bancshares

   Incorporated in executive  management positions including four years as Chairman and  Chief Executive Officer.  He  serves on

   the   corporate  boards   of   EDS,  American   Eagle   Group,

   Incorporated and Heritage Media Corporation.  Grant received a





   BBA in  Finance from Southern Methodist University  and an MBA in Finance and Ph.D. from The University of Texas.



        Hart  is  President  of   Tulsa,  Oklahoma  based   Mapco

   Petroleum,  Inc.,   the  $1.1  billion   division  of   Mapco,

   Incorporated, which  operates refineries, retail  gas stations and  convenience stores.  He has served in this position since

   1986 and  has held  other executive management  positions with

   Mapco  since joining the company in 1979.  Hart's career spans twenty-nine  years in the energy  industry.  He  serves on the corporate board of PacifiCare  of Oklahoma.  Hart earned  a BS in  Chemical/Petroleum  Refining and  an MS  in Mineral/Energy

   Economics from the Colorado School of Mines.



        The  director  search  was conducted  by  NorAm  Energy's

   Governance  Committee   led  by  Robert  C.   Hanna  with  the

   assistance of Korn/Ferry  International.  The  search criteria specified candidates who were recognized as change managers in their industry,  and who  had experience with  companies which either  had  gone through  deregulation,  which  place a  high priority on customer service or which serve energy needs.



        Milt Honea, Chairman, President  and CEO of NorAm Energy,

   stated "We are  pleased to  welcome Foret, Grant  and Hart  to

   NorAm Energy's board.  We believe the experience they bring as change  agents in  deregulating  industries and  their  strong financial backgrounds will complement our board."





        This brings NorAm Energy's  board to fifteen members, two

   of  whom  will retire  at  the  upcoming annual  shareholders'

   meeting in May.



        NorAm Energy Corp., formerly Arkla, Inc., is the nation's

   third largest  natural  gas distribution  company serving  2.7 million  customers  through  its Entex,  Arkla  and Minnegasco operating divisions.  NorAm Energy is also a major natural gas pipeline  and  energy  marketer providing  supply,  gathering,

   storage  and  transportation services.    NorAm  Energy trades

   under the "NAE" ticker symbol.



                               # # #